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                                                               EXHIBIT 99.5

               INDEPENDENT AUDITORS' REPORT ON INTERNAL CONTROL

To the Board of Trustees of
Steadman Investment Fund

        In planning and performing our audit of the financial statements and financial highlights of Steadman Investment Fund for the year ended June 30, 1998, we considered its internal control, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

        The management of Steadman Investment Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Two of the objectives of internal control are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

        Because of inherent limitations in any internal control, errors, fraud or instances of noncompliance may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design of controls may deteriorate.

        Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted a certain matter, as noted below, involving internal control and its operations, including procedures for safeguarding securities, that we considered to be a reportable condition as of June 30, 1998, under standards established by the American Institute of Certified Public Accountants. Reportable conditions involve matters coming to our attention relating to significant deficiencies in the design or operation of the internal control that, in our judgement, could adversely affect the Fund's ability to record, process, summarize, and report financial data consistent with the assertions of management in the financial statement.

        During the year ended June 30, 1998, Steadman Investment Fund deviated from its policy with respect to concentration of investments in any particular industry or group of industries as recited in its registration statement. Management should review its policies and determine compliance with such policies at all times.

        This report is intended solely for the information and use of the Board of Trustees and management of Steadman Investment Fund and the Securities and Exchange Commission.

					         /s/ Reznick Fedder & Silverman

Bethesda, Maryland
August 5, 1998